[LETTERHEAD OF CLIFFORD CHANCE PUNDER]

                                                           TELIA REDRAFT MARCH 4
                                                                      Draft only



                                TELIA AB (PUBL),

                     WARBURG, PINCUS EQUITY PARTNERS, L.P.,

                  WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

              WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.,

              WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.,

             WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.,

                                       AND

                          WARBURG NETIA HOLDING LIMITED


                     --------------------------------------

                                OPTION AGREEMENT

                     --------------------------------------

                                TABLE OF CONTENTS

1     DEFINITIONS.............................................................3
2     SALE OFFER, TRIGGERING EVENT, CONDITIONAL SHARE SALE
      AGREEMENT REQUIRED AUTHORISATIONS.......................................5
3     PRICE...................................................................6
4     DROP-DEAD AND FLOW OF PROCEEDS..........................................6
5     COMPLETION..............................................................7
6     ARBITRATION AND DISPUTE RESOLUTION......................................8
7     CONFIDENTIALITY.........................................................8
8     NOTICES.................................................................9
9     MISCELLANEOUS..........................................................10

SCHEDULE NO 1................................................................15
SCHEDULE NO 2................................................................16
SCHEDULE NO 3................................................................17

                            Warburg Pincus and Telia
                                OPTION AGREEMENT


This option agreement (hereinafter, the "Agreement") is made on this [fifth] day of Match 2002 in __________ by and between:

     1. Warburg, Pincus & Co., a New York partnership with its principal office at 466 Lexington Avenue, New York, NY 10017, (hereinafter, "WP") acting on behalf of the following funds as their General
          Partner: Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., and Warburg, Pincus Ventures International, L.P., as well as Warburg Netia Holding Limited, represented by __________ (hereinafter, the "Funds"; WP and the Funds are hereinafter referred to as the "Buyers")

     and

     2. Telia AB, a company duly established under the laws of Sweden, with its registered office in Farsta, Sweden, represented by __________ (hereinafter, the "Seller").

Each of the foregoing parties is individually referred to herein as a "Party" and collectively as the "Parties".

                                    PREAMBLE

WHEREAS, the Seller holds 15,101,355 ordinary bearer shares and the Funds hold 2,923,684 ordinary bearer shares in "Netia Holdings Spolka Akcyjna", a joint-stock company incorporated and operating under the laws of Poland, registered in the commercial register maintained by the District Court for the Capital City of Warsaw, [XIX] Economic Registry Division, under number [KRS] ________ (hereinafter, the "Company");

WHEREAS, in view of the financial problems of the Company, each of the Parties acting individually have agreed to the request made by the Company and its major creditors to co-operate in restructuring the Company on the terms specified in a separate Restructuring Agreement, to terminate previous Shareholders' Agreements binding thereupon, and to waive any potential claims or disputes against each other related to their shareholding in the Company;

WHEREAS, the Seller has agreed to grant to the Buyers the right to acquire certain securities in the Company on the terms set out in this Agreement in consideration of the Buyers agreeing to forego their rights set out in the aforementioned Shareholders agreements;

NOW THEREFORE, the Parties agree as follows.

1    DEFINITIONS

1.1  In this Agreement:

"Affiliate" means any firm, company or corporation which a Party shall directly or indirectly Control, is subject to Control by or is under common Control with such Party;

"Agreed Capital Restructuring" means a restructuring of the Company's capital and debt which takes place in accordance with the Restructuring Agreement;

"business day" means a day other than a Saturday or Sunday or public holiday in Warsaw;

"Buyer's Permitted Transferees" means in respect of any Buyer, any other Buyer, that Buyer's Affiliates and any Affiliates of any other Buyer;

"Completion" means completion of the Transfer of the Offered Securities;

"Control" means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity;

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

"Fall Back Arrangement" means the arrangements described in Schedule 3;

"Relevant Number" means such number of the Seller Relevant Securities as would ensure that if they had been transferred to the Buyers on the occurrence of the Triggering Event the Buyers (together with the Buyer's Permitted Transferees) and the Seller (together with the Seller Permitted Transferees) would hold the same number of each class of Relevant Securities and which number shall be adjusted for any split, reversed split, exchange offer or similar change to the equity structure of the Company taking place thereafter and which for illustrative purposes only (and assuming the Seller and the Buyers hold the same name of Relevant Securities on the occurrence of the Triggering Event as they do at the date of this Agreement) is currently 6,088,835;

"Relevant Securities" means securities in the Company and any right, option or warrant to acquire securities in the Company in existence as at the date of occurrence of the Triggering Event including but not limited to Shares, warrants to subscribe for Shares and bonds convertible into Shares;

"Required Authorisations" means those consents, approvals, registration and/or notifications (including but not limited to the consent of the Polish Securities Commission issued pursuant to Art 93 of the Polish law on Public Trading in Securities) to effect the transfer to the Buyers of the Relevant Number of the Relevant Securities hereunder;

"Restructuring Agreement" means a restructuring agreement dated [the date hereof] among NETIA SOUTH SP. Z O.O, NETIA TELEKOM S.A., NETIA HOLDINGS B.V., NETIA HOLDINGS II B.V, NETIA HOLDINGS III B.V, each of the "Consenting Noteholders"(as defined in that restructuring agreement), JPMORGAN CHASE BANK and the Parties to this Termination Agreement providing for a restructuring of the Company's capital and debt, together with all exhibits and attachments to that restructuring agreement and all modifications and amendments to that restructuring agreement for the time being in force;

"Seller Permitted Transferees" means any Affiliate of the Seller;

"Seller Relevant Securities" means Relevant Securities held by the Seller and/ or any Seller Permitted Transferees on the occurrence of the Triggering Event;

"Shares" means shares in the capital of the Company of whatever class;

"Transfer" means a sale, assignment, gift, placement in trust (voting or otherwise) or transfer by operation of law, creation of an Encumbrance on, or any other disposal (directly or indirectly and whether or not voluntary), and includes any transfer by will or intestate succession; and

"Triggering Event" means when an Agreed Capital Restructuring has become final, unconditional and not revocable.

1.2 In this Agreement, a reference to a Section or Schedule, unless the context otherwise requires, is a reference to a Section of or Schedule to this Agreement.

1.3  The headings in this Agreement do not affect its interpretation.

2 SALE OFFER, TRIGGERING EVENT, CONDITIONAL SHARE SALE AGREEMENT REQUIRED AUTHORISATIONS.

2.1 Subject to the occurrence of a Triggering Event, the Seller hereby irrevocably offers (within the meaning of Art. 66 and subsequent of the Polish Civil Code) to the Buyers to sell to the Buyers (any or all of them, at the choice of the Buyers) the Relevant Number of the Seller Relevant Securities (such securities are hereinafter referred to as the "Offered Securities" and the offer is hereinafter referred to as the "Offer"); provided however, that upon any split, reversed split, exchange offer or similar change to the equity structure of the Company affecting the Seller Relevant Securities, the Offer shall be recalculated accordingly and adjusted to include the number and type(s) of securities or rights that have replaced the Offered Securities.

2.2 Upon the occurrence of the Triggering Event, the Buyers (or any of them) may within 30 (Thirty) calendar days give notice to the Seller that the Buyers (or any of them) accept to purchase the Offered Securities (hereinafter, the "Acceptance"). The Acceptance shall be made by the Buyers (or any of them) to the Seller by way of a notice issued substantially in the form as provided for in Schedule 2. If no such notice is given within the deadline set forth in the immediately preceding sentence, the Offer shall expire.

2.3 As the result of making the Acceptance of the Offer by the Buyers (any or all of them) as provided for in Section 2.2, a conditional sale agreement of all the Offered Shares between the Seller and those of the Buyers, who have accepted the Offer, shall be concluded (hereinafter, the "Share Sale Agreement"). The Share Sale Agreement shall be concluded under the suspensive condition (within the meaning of Art. 89 and subsequent of the Polish Civil Code) of obtaining all Required Authorisations.

2.4 The Parties shall co-operate and use their best efforts to procure the Required Authorisations. It shall be the joint responsibility of the Buyers and Seller to procure the Required Authorisations and to complete and file such registrations and notifications. The costs associated therewith shall be borne by them equally provided that this Section will not require the Seller to incur any more than a reasonable amount of costs in obtaining the Required Authorisations.

2.5 The Party in receipt thereof shall confirm to the others when it shall have received a Required Authorisation.

2.6 Should the Parties, for any reason whatsoever, be unable to procure the Required Authorisations, the Parties shall bona fide seek to find other legally available avenues of reaching the same economic goal as envisaged through the Offer.

2.7 Without limitation to the generality of Section 2.6, the Buyers may, if the Relevant Authorisations have been refused or have not been received within 2 (two) months of the date of the Acceptance of the Offer, require the Seller to implement the Fall Back Arrangement. The Seller undertake to use their best endeavours to implement the Fall Back Arrangement as soon as possible after receipt of notice by the Seller from the Buyers requiring them to implement the Fall Back Arrangement.

3    PRICE

3.1 The purchase price for the Offered Shares shall be EUR 1 (One Euro) for all the Offered Shares (hereinafter, the "Purchase Price").

4    DROP-DEAD AND FLOW OF PROCEEDS

4.1 If, for any reason whatsoever, Completion has not occurred within 4 (four) months from the date of Acceptance of the Offer, the Offer shall expire or, in case of Acceptance of the Offer by the Buyers as provided for in Section 2.2, the Share Sale Agreement shall terminate. Such expiry and termination will be without prejudice to the continued application of the provisions of this Section 4 and of Sections 2.6 and 2.7.

4.2 If, for any reason, the Buyers have not acquired the Offered Securities (either directly or through the Fall Back Arrangement) by the end of the fourth month after the date of Acceptance of the Offer then the Buyers shall have the right to require the Seller to Transfer the Offered Securities to such persons and/or in such manner as the Buyers or any of the Buyers may from time to time direct whether by way of ordinary market transaction or otherwise (a "Directed Sale").

4.3 A Directed Sale may also take place at the request of the Seller made at any time but (i) only if the Seller satisfies the Buyers that it is required by an applicable regulatory authority to Transfer the Offered Securities and (ii) only to a purchaser nominated by the Buyers. The Buyers agree that they will be satisfied as the Seller's obligation to Transfer the Offered Securities if the Seller provides them with a legal opinion of independent, external legal counsel of the relevant jurisdiction confirming this.

4.4 On completion of a Directed Sale, the Seller shall forthwith pay to the Buyers (or such of them as they shall direct) the gross proceeds of such sale net of any brokerage fees and taxes directly incurred in effecting such Directed Sale provided that the Seller will use brokers approved by the Buyers (or any of them) on terms previously approved by the Buyers (or any of them). Subject thereto, the Buyers shall indemnify the Seller for any fees and expenses incurred in effecting a Directed Sale except to Directed Sale pursuant to Clause 4.3. On any Directed Sale which is conducted other than the terms applying to a normal market transaction on the Warsaw Stock Exchange then the Seller will not be required to give any warranties or undertakings to any purchaser other than that it is the owner of the Seller Relevant Securities free from all Encumbrances and has full power and authority to sell such Seller Relevant Securities.

4.5 Except pursuant to the provisions of this Agreement, the Seller shall not be permitted to Transfer any of the Seller Relevant Securities except for such number as exceeds the Relevant Number so that at all times it shall remain the holder of the Relevant Number of the Seller Relevant Securities free from Encumbrances.

4.6 The Seller shall not exercise the voting rights attaching to the Relevant Number of the Seller Relevant Securities except at the direction of the Buyers (or any one of them). The Seller shall, forthwith upon receipt of a written request from the Buyers (or any one of them) deliver to the Buyers a power of attorney in a form requested by the Buyers (or any one of them) for the purpose of authorising persons appointed by the Buyers (or any one of them) to exercise the voting rights attaching to the Relevant Number of the Seller Relevant Securities.

4.7 If and to the extent the Seller Relevant Securities comprise rights to convert into, subscribe for or acquire Shares (or any analogous right) such right will only be exercised in respect of the Relevant Number of the Seller Relevant Securities at the request of the Buyers (or any one of them). The Buyers will meet any payment required to exercise such right. For all purposes under this Agreement any Share issued as a result of the exercise of such right shall be treated as a Relevant Security in substitution for the Relevant Security in respect of which such right was exercised.

4.8 The obligations on the Seller in this Section 4 shall expire on the fifth anniversary of the date of Acceptance of the Offer. Such termination is without prejudice to the accrued rights and obligations of the Parties at the date of such expiry.

5    COMPLETION

5.1 Completion shall occur at such time and place as the Parties shall mutually agree, as soon as possible after the Required Authorisations are procured and in any event within 10 (ten) business days thereafter.

5.2  The Purchase Price shall be paid in cash on Completion.

5.3 The Parties shall make all reasonable efforts to ensure that the transaction contemplated by this Agreement is completed in a timely fashion.

5.4 Without limitation to the generality of Section 5.3 to the extent the Relevant Securities are admitted to public trading in Poland at the time of Completion, at Completion if the sale is carried out as an off-regulated market transaction upon receipt of the consent of the Polish Securities Commission, the Seller will instruct its securities broker to register the Relevant Number of the Relevant Securities on the securities account of the Buyers (or as they shall direct).

6    ARBITRATION AND DISPUTE RESOLUTION

6.1 The Parties desire that this Agreement operate between them fairly and reasonably. If during the term of this Agreement, a dispute arises between the Parties, or one Party perceives the other as acting unfairly or unreasonably, or a question of interpretation arises under this Agreement, then the Parties shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of the issue. If the disputing Parties are unable to resolve the issue within 20 (say: Twenty) business days, the matter shall be resolved in accordance with Section 6.2.

6.2 In the event the disputing Parties are unable to resolve any dispute hereunder by the procedures set forth in Section 6.1, such dispute shall be finally settled by arbitration in accordance with the Rules of Arbitration of the United Nations Commission on International Trade Law (hereinafter, the "UNCITRAL Arbitration Rules") in force on the date of this Agreement. The number of arbitrators shall be 3 (say: Three). Each of the disputing Parties shall appoint 1 (say: One) arbitrator and they shall jointly appoint the third arbitrator. The third arbitrator shall be the chairman of the arbitral tribunal. The President (Prezes) of the Polish Chamber of Commerce (Krajowa Izba Gospodarcza) in Warsaw shall act as the "appointing authority" under the UNCITRAL Arbitration Rules if either disputing Party fails to appoint an arbitrator or if they both fail to appoint jointly the third arbitrator within the limits specified in the UNCITRAL Arbitration Rules. The place of arbitration shall be Warsaw, Poland. The language to be used in the arbitral proceeding shall be English. The disputing Parties shall equally share the expenses of the arbitrator(s) and the administrative costs of the arbitration proceedings, but each disputing Party shall bear its own costs and expenses, including fees and expenses of its own legal counsel. The pending of the arbitration proceeding shall not in and of itself relieve either disputing Party from its duty to perform under this Agreement.

7    CONFIDENTIALITY

7.1 Each Party hereby undertakes to keep, and procure that its directors, employees, agents and advisors shall keep, in strict confidence the existence and terms of this Agreement. Each Party shall make reasonable efforts to ensure the existence and terms of this Agreement is disclosed to its directors, employees, agents and advisors on a "need to know" basis only.

7.2 Notwithstanding the provisions of Section 7.1, each Party shall be at liberty to disclose information relating to this Agreement (i) to its directors, employees, agents and advisors on a "need to know" basis; and
     (ii) to comply with any disclosure obligations applicable to such Party, as advised by counsel.

7.3 The provisions of this Section 7 shall remain in force throughout the term of this Agreement and for a period of 2 (two) years thereafter.

8    NOTICES

8.1 All notices or other communications required or permitted to be given hereunder shall be (as elected by the person giving such notice) (i) personally delivered with written confirmation of receipt, (ii) transmitted by postage prepaid registered mail (airmail if international) or (iii) transmitted by facsimile transmission and with postage prepaid mail confirmation (airmail if international) to the Parties as follows.

     Except as otherwise specified herein, all notices and other communications shall be deemed to have been given on the date of receipt if delivered personally or by mail or on the date of transmission with confirmed answer back if transmitted by telecopy or telex, whichever shall first occur. Any Party hereto may change its address for purposes hereof by written notice to the other Parties in accordance with this Section 8.

     The Seller

     Telia AB
     Corporate Mergers & Acquisitions
     SE-123 86 Farsta
     Sweden
     Attn: Michael Grant, Senior Vice President
     Facsimile: 46 8 604 7188
     Telephone: 46 8 713 6070

          With a copy to:

          Telia AB,
          Corporate Legal Affairs
          Attn: Jan-Henrik Ahrnell, General Counsel
          SE-123 86 Farsta
          Sweden
          Facsimile: 46 8 94 64 70
          Telephone: 46 8 713 6283

     The Buyers

     Warburg Pincus & Co., LLC
     466 Lexington Avenue
     New York, New York 10017
     U.S.A.
     Facsimile: 1 212 878 9351
     Telephone: 1 212 878 0600
     Attn: Stephen Distler

          With a copy to:

          Warburg Pincus International LLC
          Almack House
          28 King Street, St. James's
          London SW1Y 6QW
          England
          Facsimile: 44 171 321 0881
          Telephone: 44 171 306 0306
          Attn: Joseph Schull

          Willkie Farr & Gallagher
          787 Seventh Avenue
          New York, New York 10019-6099
          U.S.A.
          Facsimile: 1 212 728 8111
          Telephone: 1 212 728 8230
          Attn: Peter H. Jakes

          Janicka-Sosna, Namiotkiewicz i wspolnicy
          Clifford Chance Punder sp. k.
          Norway House
          ul. Lwowska 19
          00-660 Warsaw
          Poland
          Facsimile: 48 22 627 14 66
          Telephone: 48 22 627 11 77
          Attn: Nick Fletcher

9    MISCELLANEOUS

9.1 Except where expressly stated otherwise herein, this Agreement shall become effective upon signing. Any amendments to this Agreement shall be null and void unless made in writing and signed by the Parties.

9.2 Nothing in or arising out of this Agreement is to be taken as constituting a partnership or agency relationship between the Parties, and no Party shall have the right or authority to bind or commit the other in any manner or for any purposes whatsoever, other than as expressly provided for herein with respect to the Company.

9.3 Each Party agrees to perform any further acts, give further assurances and execute and deliver any further documents as may be necessary or convenient to carry out the provisions and intent of this Agreement. Each Party shall use and exercise its rights and powers (as to voting or otherwise) in and in relation to the Company in order to give full effect to the provisions of this Agreement.

9.4 No relaxation, forbearance, delay or indulgence by any Party in enforcing any of the terms and conditions of this Agreement or the granting of time by any Party to any other Party shall prejudice, affect or restrict the rights and powers of such Party hereunder nor shall any waiver by any Party or any breach hereof operate as a waiver of or in relation to any subsequent or continuing breach hereof.

9.5 This Agreement and the rights of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the Republic of Poland.

9.6 Unless otherwise stated in this Agreement, all expenses involved in the negotiation, preparation and consummation of this Agreement shall be borne by the Party incurring such expenses.

9.7 This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective legal representatives, successors and permitted assigns; provided that no Party may assign any rights or delegate any duties under this Agreement, in whole or in part, without the prior written consent of the other Party except that the Buyers may freely assign any of their rights hereunder to the Buyers Permitted Transferees. The Seller may transfer any of the Seller Relevant Securities to any Seller Permitted Transferees provided that such Seller Permitted Transferees agrees to be bound by the terms of this Agreement on the same terms as the Seller and so that if such Seller Permitted Transferee should at any time thereafter cease to be an Affiliate of the Seller it will forthwith transfer any Seller Relevant Securities held by it back to the Seller or a Seller Permitted Transferee on terms that such transferee agrees to be bound by the terms of this Agreement.

9.8 If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement other than the portion determined to be invalid or unenforceable shall not be affected thereby, and each valid provision thereof shall be enforced to the fullest extent permitted by law. The Parties will, to the extent possible, modify such term or provision so that such provision is no longer invalid or unenforceable.

9.9 This Agreement has been concluded in English and Polish language versions. In the case of any dispute as to the construction thereof, the English language version shall prevail.

9.10 This Agreement has been drawn up in 2 (two) identical copies in both languages, one set of copies for each of the Parties.

9.11 In the event that the Seller fails to comply with its obligations in
     Section 4.4 then it shall be obliged to pay upon demand of the Buyers (or any of them) a payment in the amount of USD 3,000,000 (three million). Notwithstanding such payment the Buyers will be entitled to claim damages to the extent they exceed the amount paid and to pursue all other remedies available to them in respect of such breach. Notwithstanding the two preceding sentences, the Seller shall not be deemed to be in breach of this
     Section 9.11 unless and until it has received written notice as to such a breach from the Buyers and such breach shall have continued to be unremedied in all material respects for a period of at least 60 consecutive days.

In witness whereof, the Parties have caused these presents to be executed by their respective corporate officers thereunto duly authorized.




                                   WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                   By Warburg Pincus & Co., its General Partner

                                   By: /s/ Edward McKinley
                                       -------------------
                                   Name:  Edward McKinley

                                   Title: Partner

                                   WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.
                                   By Warburg Pincus & Co., its General Partner
                                   By: /s/ Edward McKinley
                                       -------------------
                                   Name:  Edward McKinley
                                   Title: Partner

                                   WARBURG, PINCUS NETHERLANDS EQUITY
                                   PARTNERS I, C.V.
                                   By Warburg Pincus & Co., its General Partner
                                   By: /s/ Edward McKinley
                                       -------------------
                                   Name:  Edward McKinley
                                   Title: Partner

                                   WARBURG, PINCUS NETHERLANDS EQUITY
                                   PARTNERS II, C.V.
                                   By Warburg Pincus & Co., its General Partner
                                   By: /s/ Edward McKinley
                                       -------------------
                                   Name:  Edward McKinley
                                   Title: Partner

                                   WARBURG, PINCUS NETHERLANDS EQUITY
                                   PARTNERS III, C.V.
                                   By Warburg Pincus & Co., its General Partner
                                   By: /s/ Edward McKinley
                                       -------------------
                                   Name:  Edward McKinley
                                   Title: Partner

                                   WARBURG NETIA HOLDING LIMITED

                                   By: /s/ Joseph Schull
                                       -----------------

                                   Name: Joseph Schull

                                   Title:  Attorney

                                   Seller:

                                   Name:                    Marianne Nivert
                                   Position:                President and CEO

                                   Signature:               /s/ Marianne Nivert
                                                            -------------------

                                   Name:
                                                            -------------------
                                   Position:
                                                            -------------------
                                   Signature:
                                                            -------------------

                                LIST OF SCHEDULES


1.       Relevant powers of attorney.
2.       Form of Acceptance.
3.       Fall Back Arrangement

Schedule No 1

Relevant powers of attorney.

Schedule No 2

Form of Acceptance.

             [please print on the letterhead of the relevant Buyer]

Via Registered Mail
-------------------

[date, place]

[Seller, full address]

Re:     Your Sale Offer of the Offered Shares
        -------------------------------------

Dear Sirs,

Pursuant to the provisions of Section 2 of the option agreement dated ___________ 2002 between Warburg, Pincus & Co. acting for itself and on behalf of the following funds as their General Partner: Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., and Warburg, Pincus Ventures International, L.P., as well as Warburg Netia Holdings Limited (as the Buyers) and Telia AB (as the Seller) (hereinafter, the "Agreement"), pursuant to which the Seller made to the Buyer an irrevocable Offer for the sale of the Offered Shares, we hereby inform you of our Acceptance of the Offer as follows:

Warburg, Pincus Equity Partners, L.P. shall acquire ______ (say: _______ ) shares

Warburg, Pincus Netherlands Equity Partners I, C.V. shall acquire ______ (say:
_______ ) shares

Warburg, Pincus Netherlands Equity Partners II, C.V. shall acquire ______ (say:
_______ ) shares

Warburg, Pincus Netherlands Equity Partners III, C.V. shall acquire ______ (say:
_______ ) shares

Warburg, Pincus Ventures International, L.P. shall acquire ______ (say: _______ ) shares

Warburg Netia Holdings Limited shall acquire ______ (say: _______ ) shares;

all subject to obtaining the Required Authorisations.

Capitalised terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement (as the same may be amended or restated from time to time).

Sincerely yours,

-----------------

Schedule No 3

Fall Back Arrangement

The Fall Back Arrangement shall be structured as follows:-

1. The Seller shall Transfer the Offered Securities to a legal entity established in a jurisdiction nominated by the Buyers ("Newco").

2. Such Transfer will take place at the minimum price permitted for off session block transactions by the rules of the Warsaw Stock Exchange.

3. Newco shall not trade and shall have no assets or liabilities of any kind save for share capital equal to the amount required to acquire the Offered Securities pursuant to paragraphs 1 and 2 above (including all applicable costs). The Seller shall procure that Newco will not trade or incur any liabilities or hold assets any kind save as aforesaid until transferred to the Buyers in accordance with paragraph 4 below.

4. The Seller will then procure the Transfer of the share capital of Newco to the Buyers (or such of them or the Buyers' Permitted Transferees as they may made direct). Such Transfer shall be free of Encumbrances for a consideration of 1 (one) Euro.

5. The costs of incorporating Newco and the brokerage fees and transfer tax (if any) incurred in transferring the Offered Securities to Newco shall be borne by the Buyers or Newco. All other costs in implementing the arrangements set out above shall be borne by the Party incurring such costs.


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